LICENSE AND DISTRIBUTOR AGREEMENT

This agreement (“Agreement”) is hereby made effective October 10. 2022, by and between Veritec, Inc., (“VERITEC”), located at 2445 Winnetka Ave. No.• Golden Valley, MN 55427, and Nugen Universe, LLC (“DISTRIBUTOR”), located at 1731 SW 2ND AVENUE, OCALA, FL 34471

WlTNESSETH:

WHEREAS, Veritec owns the blinxPay Software and Hardware Products; and

WHEREAS, DISTRIBUTOR desires to license the Software·and Hardware Products and distribute said Products in the Territory;

NOW, THEREFORE, UPON THE TERMS AND CONDITIONS SET FORTH HEREAFTER, IT IS HEREBY AGREED AS FOLLOWS:

DEFINITIONS

“Terrn”	Augyst 10, 2022 (“Effective Date”) through August 3Pt, 2027.
“Territory”	Worldwide including the United States of America
“Software Products”	blinxPay Close-Loop Virtual Wallet, blinxPay Open-Loop Visa.Debit
“Hardware Products”	Hardware products available from Veritec
“Products”	An:t combination of Software Products and Hardware Products in whatever form or format for the Veritec blinxPav Svstem.

l. APPOINTMENT OF DISTRIBUTOR/GRANT OF NON-EXCLUSIVE LICENSE

Subject to the terms and conditions set forth herein, Veritec hereby appoints DISTRIBUTOR as its AUTHORIZED DISTRIBUTOR for the Veritec blinxPay Virtual Wallet close-loop Platform and the Veritec Open-loop Visa Debit, in the Territory.

DISTRIBUTOR hereby accepts such appointment and agrees to devote its best reasonable commercial efforts to aggressively pursue sales of the Products (Exhibit 1) throughout the Territory.

CONDITION FOR THE LICENSE STATUS

DISTRIBUTOR shall pay, to Veritec a one-time license payment of One Million ($1,000,000.00) Dollars for the right to market the Vertitec blinxPay Virtual Wallet and Visa Debit Banking Platform. The first payment of Two Hundred Thousand ($200,000.00) Dollar license fee is required at the time of signing of this agreement to begin the preparation process to intergrade the blinxPay System to Distributor sponsor bank, the . Britto Financial Bank Europe. A schedule payment of $1,000,000 in three stages of development is outlined in Schedule A of this agreement.

• In addition to the $1,000,000 license fee, DISTRIBUOR agrees to pay a minimum monthly support fee plus 5% royalty from all sales resulting from the technologies licensing agreement between Veritec and DISTRIBUTOR

• DISTRIBUTOR shall appoint at least one qualify engineer to be trained by Veritec to provide support and manage the Veritec technologies in the territory with DISTRIBUTOR sponsor bank(s).

2. PRICING/PAYMENT

DISTRIBUTOR shall be the sole determiner of the terms and prices at which it resells the Products in the Territory.

3. OBLIGATIONS OF DISTRIBUTOR AND VERITEC

3.1 Obligations of DISTRIBUTOR

A.  DISTRIBUTOR agrees to devote its best reasonable commercial efforts to aggressively pursue sales and realize the maximum sales of the Products throughout the Territory. To that end, DISTRIBUTOR shall:

1.	Establish and maintain communications between DISTRIBUTOR and its Customers and transmit to Veritec information if Veritec requests to be transmitted to provide software support to DISTRIBUTOR.
2.	Maintain enough trained and capable technical and support personnel to effectively deal with DISTRIBUTOR sponsor bank concerning technical issues to maintain and support the Products and assure Customer satisfaction.
3.	Maintain enough trained and capable sales and support personnel to effectively deal with DISTRIBUTOR sponsor bank to market and promote the Products and assure Customer satisfaction.
3.	Exercise its best efforts to encourage the purchase of the Products in the Territory and make use of promotional materials supplied or authorized by Veritec.
4.	Conduct business in a manner that will reflect favorably on the Produtts and their high quality (image, credibility, and reputation and on the good name, goodwill, and reputation of Veritec.
5.	Ensure that at the point of sale, the Products are explained and demonstrated and that the customers are instructed on the proper use thereof.
6.	Keep Veritec informed of customer complaints.
7.	Answer promptly all inquiries, complaints and requests for information relating to the Products from within the Territory. ’
8.	Deliver to Veritec written forecasts of anticipated sales of the Products in the Territory· and market information as requested from time to time by Veritec
9.	Provide Veritec with customer lists and sales history at quarterly intervals.
10.	Bear all expenses, costs and liabilities relating to conducting its business under this Agreement.
11.	Scrupulously refrain from making any representations or warranties in respect of the Veritec Software Products, except those representations and warranties authorized in writing by Veritec.

B. DISTRIBUTOR and its employees shall not have any authority to and shall not make any representation or warranty on behalf of Veritec other than the warranties contained in Exhibit 2 to this Agreement. DISTRIBUTOR and its employees shall not in any manner assume or create any obligation or responsibility, express or implied, on behalf of or in the name ofVeritec, or act for or bind Veritec in any respect except as expressly permitted pursuant to this Agreement. Advertising, publicity, or promotional material for the Products shall be developed, used or distributed by DISTRIBUTOR without the prior written approval of Veritec.

C. DISTRIBUTOR shall promptly return to Veritec, upon Veritec’s request or upon termination of this Agreement, of any and all remaining documentation or related materials delivered by Veritec to DISTRIBUTOR pursuant to this Agreement.

3.2 Obligations of Veritec

A. Keep DISTRIBUTOR informed of: (i) changes in Veritec Products (ii) Veritec’s warranty or warranties applicable to Veritec Products as in effect from time to time, (iii) price changes relating to Veritec Products.

B. Provide distributor with such adve1tising and promotional literature and materials as are made generally available by Veritec.

C. Provide DISTRIBUTOR a minimum of two (2) training programs per calendar year, which shall include in-depth technical courses dealing with all aspects of the Products.

D. Provide DISTRIBUTOR with continuous consulting and guidance support as to Veritec Products.

E. Conduct business in a manner that will maintain or improve favorably the Products and their high quality, image, credibility, and reputation and on the good name, goodwill and reputation of Veritec.

4. PRODUCTS WARRANTIES

Veritec warrants that the Products will meet the warranties set forth in Exhibit 2 attached hereto.

5. CHANGES

Veritcc shall have the right, in its sole discretion to improve or make changes Jo its software products and to discontinue offering any products without thereby incurring any obligation or liability to DISTRIBUTOR.

6.  TECHNICAL SUPPORT

DISTRIBUTOR shall provide Level 1 support to all of its Customers with respect to the Products. Level I Support means the resolution of minor problems with the Products and resolution of all issues related thereto. DISTRIBUTOR shall provide Level I support to the Customers during nom1al business hours, seven days per week from Monday to Sunday. DISTRIBUTOR shall not contact Veritec in connection with Level I support unless and until it has used its best efforts to resolve the problem. DISTRIBUTOR shall promptly notify Veritec of all material problems that DISTRIBUTOR determines to exist in the Products.

Veritec shall provide Level 2 support to DISTRIBUTOR or its Customers depending on the nature of the problems. Level 2 support means (I) the resolution of significant problems related solely to the Software that DISTRIBUTOR has not been able to resolve using its best efforts and (2) the resolution of any failure of the Software to function in accordance with the documentation either during installation or in operation. Veritec shall provide Level 2 support required hereunder during 24 hours per day for seven days per week.

7. TERM AND TERMINATION

This Agreement shall commence on the date herein first above written for five (5) years (“Term”), unless terminated earlier by the parties pursuant to the tenns and conditions contained herein.

This Agreement may be terminated at any time by Veritec or DISTRIBUTOR upon written notice to the other party upon the following conditions:

1.	If either becomes insolvent or bankrupt or admits the inability to pay its debts.
2.	If either fails to cure any other breach of a covenant, commitment, or obligation under this Agreement within seven (7) days after receipt of written notice from other party.
3.	If either party engages in fraud, criminal or negligent conduct in connection with this Agreement or the business relationship of the parties.
4.	lf either party makes (or is discovered to have made) any materially false representations, reports, or claims in connection with this Agreement or the Products.

Upon expiration or termination of this Agreement, DISTRIBUTOR or within five (5) days to return all Confidential information and other materials in its possession supplied by Veritec to DISTRIBUTOR. Immediately upon termination, DISTRIBUTOR will cease representing itself to be a distributor of Veritec and its Products and cease using and displaying Veritec’s name, logos, and any other signs identifying Veritec.

Upon termination, and for a period of one (I) year thereafter, Veritec and DISTRIBUTOR both agree to not contact, solicit, or communicate, directly or indirectly, with the employees of the other for the purpose of hiring the employees for employment, inducing the employees to resign or for any other purpose not directly related to the conduct of ongoing business operations between, Veritec and DISTRIBUTOR.

8. CONFIDENTIAL INFORMATION

Each party acknowledges that as a result of negotiating and performing this Agreement, it has or will obtain access to confidential and proprietary information of the other party, including any information relating to the financial or business practices of the other party, business plans, marketing plans, or agreements of the other pa1ty with third parties, customers or suppliers, which is marked “confidential”, or which by the nature of the circumstances surrounding disclosure to the party in good faith should be treated as confidential (all such infonnation, with respect to each party, shall be hereinafter referred to as “Confidential Information”). All Confidential Information disclosed by one Party to the other shall be deemed “Confidential Information” except for information that is: (i) already known to the receiving Party free of any restriction at the time it is obtained from the disclosing Party; (ii) subsequently learned from an independent third party free of any restriction and without breach of this Agreement; (iii) is or becomes publicly available through no wrongful act of either Party; or (iv) is independently developed by the receiving Party without reference to any Confidential Information of the other. The terms and conditions of this Agreement except for those, which become publicly available through no wrongful act of either Party shall also be deemed to be Confidential Information of both Parties.

Use and Disclosure Restrictions

Neither party shall use or disclose to a third party any of the other party’s Confidential lnforn1ation for any purpose except to the extent necessary or appropriate to perform the Party’s respective responsibilities, and to enable the Party to exercise its respective rights and licenses, under this Agreement.

Each Party shall take the same measures to protect the Confidential Information of the other party received by it as it takes with respect to its own Confidential Information, but in no case less than reasonable measures, including, but not limited to, instructing its employees, vendors, agents, and independent contractors who have access to Confidential Information of the other party of the foregoing requirements and requiring them to be bound by appropriate confidentiality obligations, which measures, however, shall not operate to relieve the receiving party from liability for such employees’, vendors’, agents’, and/or independent contractors’ actions in breach of this Section.

Return of Confidential Information

Except as otherwise set forth herein, on termination or expiration of this Agreement, each party shall promptly (i) return to the other party all tangible materials of any kin1 which ificlude Confidential Information of the od{er party, or (ii) destroy such materials and acknowledge in an affidavit sent to the other party that all such materials have been destroyed.

Injunctive Relief

Each Party acknowledges that unauthorized disclosure or use of Confidential Information will cause to the other Party irreparable harm, impossible to quantify precisely, and accordingly the other Party will be entitled, as a non-exclusive remedy, to temporary and permanel’lt injunctive relief.

9. PROTECTION OF VERITEC’S PROPRIETARY RIGHTS

Veritec exclusively owns anti will own all the intellectual property rights tn and to (i) the

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Software Products, including the source code and object code for the Products, (ii) the documentation, and trademarks, trade names or identifying slogans of Veritec used by Veritec with respect to the Software Products (hereinafter Veritec’s Intellectual Property) and any and all future modifications, derivative works, enhancements, revisions, corrections, updates, additions and improvements thereof, regardless ofby whom they are produced or developed.

Notwithstanding any other provision in this Agreement, this Agreement grants to DISTRIBUTOR no right to use or otherwise practice any rights other than those expressly set forth herein.

DISTRIBUTOR shall not sell, transfer, disclose, display or otherwise make available any Software and Hardware Products or Veritec’s Intellectual Property or copies or portions thereof to any other entity or third party except as permitted under this Agreement. DISTRIBUTOR agrees to secure and protect the Software Products, including the object code for the Software Products, and related Intellectual Property so as to maintain the proprietary rights of Veritec therein, including appropriate instructions to an agreement with its employees. DISTRIBUTOR agrees not to attempt to reverse engineer, decrypt, decompile, disassemble, or otherwise attempt to discover, nor shall DISTRIBUTOR attempt to discover or gain access to source code or underlying ideas or algorithms (in whole or in part) of the Software Products of Intellectual Property.

DISTRIBUTOR acknowledges and agrees that, except as specified in this Agreement, no other right, title or interest in or to the Software or Hardware Products, the Intellectual Property, or any copyrights, trademarks, patents or other intellectual property or proprietary rights owned by Veritec is granted or licensed by Veritec to DISTRIBUTOR. DISTRIBUTOR agrees that it will not file or register any copyright, trademark, patent, or other proprietary right of Veritec in the Territory in its name or in the name of Veritec without Veritec’s prior written consent. In the event pursuant to any laws applicable in the Territory, DISTRIBUTOR obtains any rights to the Software Products, the Intellectual Property or any other copyrights, trademarks, patents or other intellectual property of Veritec, it shall immediately assign such rights to Veritec.

DISTRIBUTOR shall not remove, alter, cover, or obfuscate any copyright notice, trademark, patent or other proprietary rights notice placed by Veritec on the Products or related printed materials. DISTRIBUTOR shall comply with reasonable directions submitted by Veritec from time to time regarding the form and placement of proprietary rights notices on the Products or related printed materials.

DISTRIBUTOR shall notify Veritec in writing of any claim or action for infringement threatened or brought against DISTRIBUTOR, conflicting uses of, application or registration for, or acts of infringement or unfair competition involving the Products, promptly after DISTRIBUTOR learns of any such matter. DISTRIBUTOR shall furnish all records, documents, specimens, and testimony relating to such claim or action as Veritec may request and shall otherwise cooperate with Veritec in any such claim or action.

10. COMPLIANCE WITH APPLICABLE LAWS AND REGULATIONS

DISTRIBUTOR will comply with all applicable laws, ordinances, and regulations in connection with the performance of its duties and obligations under this Agreement

11. REPRESENTATIONS, WARRANTIES AND COVENANTS

11.1 Representations and Warranties of Veritec.

As of the date hereof, and during the Term of this Agreement, Veritec represents and warrants that:

A. Veritec has the full power, right and authority to enter into this Agreement, to carry out its obligations under this Agreement and to grant the rights and licenses granted to DISTRIBUTOR herein, and that this Agreement is binding and enforceable against it subject to applicable principles of equity and bankruptcy and insolvency laws.

B. The execution of this Agreement and the granting of the rights and licenses to DISTRIBUTOR herein, and the performance of its obligations hereunder does not and will not (A) violate the bylaws or any other organizational document of Veritec or any provision of any applicable law, or (B) conflict with or violate any other agreement to which Veritec is a party which is or would reasonably be expected to have a materially adverse effect to this Agreement or any transactions or arrangements contemplated hereunder.

11.2 Representations and Warranties of DISTRIBUTOR

As of the date hereof, and during the Term of this Agreement, DISTRIBUTOR represents and warrants that:

A. DISTRIBUTOR has the full power, right and authority to enter into this Agreement, to carry out its obligations under this Agreement, and that this Agreement is binding and enforceable against it subject to applicable principles of equity and bankruptcy and insolvency laws.

B. The execution of this Agreement and the performance of its obligations hereunder does not and will not (A) violate the bylaws or any other organizational document of the DISTRIBUTOR or any provision of any applicable law, or (8) conflict with or violate any other agreement to which the DISTRIBUTOR is a party which is or would reasonably be expected to have a materially adverse effect to this Agreement or any transactions or arrangements contemplated hereunder.

12. DISPUTE RESOLUTION

In the event of any dispute arising out of or in connection with this Agreement, the parties shall use their best efforts to settle the dispute by consulting and negotiating with each other in a good faith attempt to reach a solution satisfactory to both parties.

A. Notice of Dispute. Either party may send a written notice to the other o{ the existence of a dispute (a “Dispute”).’- Within five (5) days of receipt of such notice, tHe parties shall confer by telephone conference call, and shall make a good faith attempt to resolve the Dispute. All reasonable requests made by either party, in preparation for or during such meetings, for non-privileged information and documents reasonably related to the Dispute shall be honored.

B. Executive Conference. In the,event the Dispute remains unresolved, not later than three (3) days after the first of said meetings, a DISTRIBUTOR executive with responsibility for the matter and the rank of at least a vice president shall confer, or discuss by phone, with a Veritec executive with responsibility for the matter and the rank of a vice president in a good faith attempt to resolve the Dispute. Prior- to said conference, each of these individuals shall have been fully briefed by his or her party’s responsible personnel. This conference may be followed by one or more subsequent conferences between these two individuals. All reasonable requests made by· either party, in preparation for or during such conferences, for non-privileged information and documents reasonably related to the Dispute shall be honored.

C. Provisional Measures. Nothing in this Agreement shall prevent either party from seeking provisional measures, including Injunctive Relief. To induce Veritec to accept this Agreement, DISTRIBUTOR hereby agrees that all actions for provisional relief arising out of, from or related to this Agreement, shall be litigated in a comt sitting in the State of Minnesota (U.S.). DISTRIBUTOR and Veritec hereby consent to the jurisdiction of the courts of the State of Minnesota, or the Federal courts sitting in Minnesota and waive any objection to or right either party may have to transfer or change such venue. DISTRIBUTOR consents that all service of process be made by registered mail directed to DISTRIBUTOR at the address stated herein and service so made shall be deemed to be completed upon actual receipt thereof and DISTRIBUTOR hereby waives any requirement of personal service of process.

D. Each Party shall continue to perform this Agreement during the pendency of any Dispute so long as both Parties are meeting their obligations under this Dispute resolution process.

13. INDEMNIFICATION

Veritec Indemnity

Veritec agrees to indemnify, defend and hold harmless DISTRIBUTOR and its officers, directors, employees and agents, from any and all losses, damages, liabilities, costs and expenses (including any and all reasonable attorneys’ fees or charges incidental thereto; collectively “Damages”) resulting from (A) alleged infringement or other violation of any representations and warranties, agreements or covenants made by Veritec hereunder or (B) any claim that Veritec’s Intellectual Property infringes or misappropriates any Intellectual Property Rights of any third party.

Notwithstanding the foregoing, Veritec assumes no liability, for infringement claims arising from the combination by DISTRIBUTOR of Veritec’s Products with DISTRIBUTOR’s equipment where such infringement would not have occurred but for such combination.

DISTRIBUTOR Indemnity

DISTRIBUTOR agrees to indemnify, defend, and hold harmless Veritec and its officers, directors, employees and agents, from any and all Damages resulting from allegations arising from violation of any representations and warranties, agreements or covenants made by DISTRIBUTOR hereunder, and from infringement claims arising from the combination by DISTRIBUTOR of the Software Products with the Hardware Products (where such infringement would not have occurred but for such combination).

14. INDEPENDENT CONTRACTOR

By virtue of this Agreement (i) neither Party shall become the partner, joint ventures or other fiduciary or agent of the other Party, (ii) neither Party assumes any liability to any client of the other Party, for (iii) neither Party has the authority to,make commitments on behalf of, or to bind, the other Party, (iv) each Party is solely responsible for compensating its personnel, and payment of worker’s compensation, disability, unemployment and all other types of taxes and payments attributable to its employees and consultants.

15. SUCCESSORS

Subject to the Assignment provision herein, this Agreement shall bind and inure to the benefit of the Parties and their respective successors or assigns.

16. COUNTERPARTS

This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. In the event of any translations of the Agreement, the prevailing document representing the Agreement shall be the English version.

17. SURVIVAL

Termination or expiration of this Agreement shall terminate all of the rights of each Party hereunder, except as otherwise expressly set forth herein the Confidential Information, Veritec’s Proprietary Rights, Indemnification, Limitation of Liability, Governing Law, Severability, and Dispute Resolution provisions of this Agreement shall survive the termination or expiration of the Agreement.

18. FORCE MAJEURE

Neither Party shall be liable for, nor shall it be deemed in breach of this Agreement due to, any failure to perform its obligations under this Agreement as a result of any cause beyond its control, including fire, flood, earthquake, elements of nature or acts of God; disruption or outage of communications, of power, or of other utilities; riots, civil disorder, rebellions or revolutions in any country; quarantines, embargoes, and any other governmental action; malicious acts of third parties; and labor disputes affecting vendors or permitted subcontractors and for which the Party to be excused is not responsible (events of “Force Majeure”), provided that this provision shall not apply to or excuse DISTRIBUTOR’s obligation to pay any sum of money due pursuant to this Agreement.

A party subject to Force Majeure shall, forthwith upon realization of that condition, give notice to the other party of such condition and shall also fo1thwith notify the other party by telephone, describing in both communications at a reasonable level of detail the circumstances of the Force Majeure. A party subject to Force Majeure shall use its best efforts to re-commence performance without unnecessary delay. During a Force Majeure event, both parties shall be excused from further performance of their obligations hereunder.

19. NOTICE

Notice and all other communications required hereunder shall be affected by (a) personal delivery, (b) delivery by a recognized courier, (c) registered or certified mail, return receipt requested or (d) facsimile transmission accompanied by electronic proof of transmission to the follov;ing addrdsses or such other addresses as a Party Iiiay designate by notice. Notice shall be deemed given on the date on which it is received by the addressee. ,.

Notice to Veritec:

Veritec Inc.

2445 Winnetka Ave. No.,

Golden Valley, MN 55427

Notice to DISTRIBUTOR:

Nugen Universe, LLC

1731 SW 2ND AVENUE

Ocala, FL 34471

20. GOVERNING LAW

This Agreement and any transaction between Veritec and DISTRIBUTOR hereunder shall be governed by, construed, and interpreted in accordance with the laws of the State of Minnesota, U.S.A.

21. SEVERABILITY

In the event any provision of this Agreement or the application of any such provision to either Veritec or DISTRIBUTOR shall be held by a court of competent jurisdiction or arbitration to be contrary to any state or federal law, the remaining provisions of the Agreement shall remain in full force and effect.

22. NON-WAIVER

No term of this Agreement shall be deemed waived and no breach excused absent a written document, reciting an express waiver or excuse and specifically referencing this Agreement, executed by the Party to be charged with such waiver or excuse. The failure of either party to enforce, at any time or for any period of time, any provision of this Agreement shall not be construed to be a waiver of such provision of the right of such party thereafter to enforce such provision.

23. ASSIGNMENT

Neither party hereto may assign or otherwise transfer its rights and obligations under this Agreement without the prior written consent of the other party, except that either party may assign or otherwise transfer its rights and obligations hereunder to any parent or subsidiary corporation of such party or to any purchaser of the business of such party which agrees to assume the obligations of such party hereunder.

24. ENTIRE AGREEMENT

This Agreement, including the Exhibits attached hereto, contains the entire agreement between the parties and it supersedes all previous agreements and proposals, oral or written, and all negotiations, conversations or discussions between the parties related to this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

Veritec Inc.	LICENSEE DISTRIBUTOR

/s/ Van Thuy Tran	/s/ Fazil Mohamed Jabar
By: Van Thuy Tran	By: Fazil Mohamed Jabar
Title: CEO	Title: CEO
Date: October 10, 2022	Date: October 14, 2022

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Schedule A

$1,000,000 License Payment Schedule

•	Payment o($200K to begin the process with Britto Bank to prepare and upgrade the Veritec blinxPay platform to meet US and International Banking standard with Britto Bank.
•	Payment of $100K when an US bank is identified
•	Payment of $350K to integrate blinxPay software platform and interface with Britto banking systems.
•	Payment of $350,000 to a final stage of testing, installation, and launch.

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Exhibit 1

List of Products

blinxPay Virtual Wallet Software Platform

Complete web based, closed loop banking platform system: this product does not require a sponsor bank. This system needs only participating banks(s) to provide client(s) blinxPay holding account, plus installation partner, processing data center, and others

Veritec blinxPay Visa Prepaid Debit virtual and physical cards

Complete web based, open loop banking platform system: this product requires bank sponsorship to provide Visa license from participation banks(s), plus installation partner, processing data center, and others

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Exhibit 2

Products Warranties

Warranties for Software Products

Veritec warrants to DISTRIBUTOR that the Software Products as supplied by Veritec will substantially perform in accordance with the technical documentation for a period of three (5) year_after acceptance of the Software Products by DISTRIBUTOR (“the Warranty Period”). If, during the Warranty Period, any Software Product does not perform in accordance with the documentation, Veritec shall, as its sole obligation, make commercially reasonable efforts to correct the Software Products at no cost to DISTRIBUTOR, or if correction of the Software Products is not reasonably possible, replace such Software Products free of charge. In the event any such breach of warranty cannot be reasonably corrected at Veritec’ sole expense, DISTRIBUTOR may receive a refund of all fees, if any, paid to Veritec for the applicable Software Products. The foregoing are DISTRIBUTOR’s sole and exclusive remedies for breach of the foregoing warranty. This warranty shall not apply if: (a) the applicable Software Product has not been properly installed and used at all times in accordance with the documentation and training provided by Veritec; or (b) the Software Products have been modified by DISTRIBUTOR or any third party.

Warranties for Hardware Products

Veritec warrants to DISTRIBUTOR that the Hardware Products as supplied by Veritec will substantially perform in accordance with the technical documentation for a period of one (1) year after acceptance of the Hardware Products by DISTRIBUTOR (“the Warranty Period”). ·

This warranty shall not apply if: (a) the applicable Hardware Product has not been properly installed and used at all times in accordance with the documentation and training provided by Veritec; or (b) the Hardware Products have been modified by DISTRIBUTOR or any third party.

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